Mail Stop 4628
                                                          October 31, 2018

Ben van Beurden
Chief Executive Officer
Royal Dutch Shell plc
Carel van Bylandtlaan 30
The Hague, The Netherlands, 2596 HR

       Re:    Royal Dutch Shell plc
              Form 20-F for the Fiscal Year Ended December 31, 2017 Filed March 15, 2018
              File No. 1-32575


Dear Mr. van Beurden:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          /s/ Brad Skinner

                                                          Brad Skinner
                                                          Senior Assistant
Chief Accountant
                                                          Office of Natural
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